EXHIBIT 99.3

PO Box 84013
Columbus GA 31908-4013
Tel. 800.784.5566

To : RWT Holdings, Inc.

     Re: Annual Statement as to Compliance by the Seller

     Pursuant to Section 6.04 of the Mortgage Loan Flow Purchase, Sale, and Servicing Agreement between Greenpoint Mortgage Funding, Inc. as Seller (the “Seller”) and RWT Holdings, Inc. as Purchaser, dated as of August 1, 2002 (the “Agreement”), the undersigned officer of the Seller, hereby certifies as 10 the following:

     (i) a review of the activities of the Seller during the calendar year ended December 31, 2003 (the “Applicable Period”) and of the Seller’s performance under the Agreement has bean made under the direct supervision of the undersigned officer; and

     (ii) to the best knowledge of the undersigned officer, based on such review, the Seller has fulfilled all of its obligations under the Agreement throughout the Applicable Period, and there has been no known default in the fulfillment of the Seller’s obligations throughout such Applicable Period.

Very Truly Yours GREENPOINT MORTGAGE FUNDING, INC. As Saller
/s/ Roy Briggs
Roy Briggs
Title : Vice President

[SPANISH LANGUAGE]

2300 Brookstone Centre Pkwy Columbus GA 31904
Customer Service Hours: Monday - Friday, 8:30 AM - 8:00 PM, Eastern
www.greenpointservice.com